Confidential Treatment Requested by Paringa Resources Limited Pursuant to 17 C.F.R. § 200.83
This draft registration statement has not been filed publicly with the Securities and Exchange Commission and all information contained herein remains confidential.

Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form 20-F of our report dated July 5, 2018 relating to the consolidated financial statements of Paringa Resources Limited and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a material uncertainty regarding the Company's ability to continue as a going concern) appearing in the Registration Statement.

/s/ Deloitte Touche Tohmatsu

Perth, Australia
July 5, 2018